UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2024

MESA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-11740 (Commission File Number)	84-0872291 (I.R.S. Employer Identification No.)

12100 WEST SIXTH AVENUE, LAKEWOOD, Colorado (Address of principal executive offices)	80228 (Zip Code)

Registrant’s telephone number, including area code: 303-987-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, no par value	MLAB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 5, 2024, Mesa Laboratories, Inc. (the “Company” “we” “us” or “our”) amended and restated its senior secured credit agreement (the “Credit Agreement”) with a syndicate of banks led by JPMorgan Chase Bank, N.A., as administrative agent.

The Credit Agreement has been modified to (among other changes):
1)	Allow proceeds from the Credit Facility to be used to redeem some or all of the Company’s 1.375% Convertible Notes due 2025 (the “2025 Notes”).
2)	Add a $75.0 senior secured term loan facility (the “Term Loan”), which is subject to principal amortization payments as set forth in the Credit Agreement.
3)	Extend the maturity of the Credit Facility to April 2029.
4)	Make certain changes to the financial covenants.

The Company maintains its access to the senior secured revolving credit facility (the “Revolver”), allowing access to up to $125.0 of borrowings. Both the Term Loan and the Revolver bear interest at a rate of SOFR plus an applicable margin ranging from 1.5% to 3.5%, depending on the Company’s total net leverage ratio.

As of the date of this Form 8-K, $75.0 million is outstanding under the Term Loan, and $50.5 million is outstanding under the Revolver.

The proceeds of the Credit Agreement loans may be used to refinance certain existing indebtedness of the Company and to finance working capital needs and general corporate purposes of the Company in the ordinary course of business, including permitted acquisitions.

The foregoing description of the terms of the amended and restated Credit Agreement is qualified by reference to the text of the agreement, a copy of which is attached as Exhibit 10.1 hereto.

The lenders party to the Credit Agreement or their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may receive in the future, customary fees and commissions.

ITEM 7.01 REGULATION FD DISCLOSURE.

On April 8, 2024, the Company issued a press release announcing the entry into the Credit Agreement and the repurchases of the 2025 Notes described in Item 8.01 below. A copy of the press release is attached as Exhibit 99.1 hereto. The press release is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 8.01 OTHER EVENTS.

Immediately following the completion of the amendment and restatement of the Credit Agreement, on April 5, 2024, Mesa entered into separate, privately negotiated purchase agreements (the “Purchase Agreements”) with a limited number of holders of its outstanding 2025 Notes. Pursuant to the Purchase Agreements, the Company will purchase $75.0 million in aggregate principal amount of the 2025 Notes for an aggregate cash purchase price of approximately $71.25 million excluding accrued and unpaid interest.

The 2025 Notes repurchases are expected to close on or about April 11, 2024, subject to customary closing conditions. Immediately following the closing, approximately $97.5 million aggregate principal amount of the 2025 Notes will remain outstanding.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1
Amended and Restated Credit Agreement, dated as of April 5, 2024, by and among the Company, the guarantors and lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the joint lead arrangers and joint bookrunners party thereto.

99.1	Press Release dated April 8, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: April 8, 2024		Mesa Laboratories, Inc.
(Registrant)

	BY:	/s/ Gary M. Owens
Gary M. Owens
President and Chief Executive Officer